Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of the operating subsidiaries owned by Susquehanna. Only those subsidiaries marked with an * meet the definition of "significant subsidiary" under Rule 1-02(w) of Regulation S-X.

1. *Farmers First Bank, 9 East Main Street, Lititz, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

2. Susquehanna Trust & Investment Company, 26 North Cedar Street, Lititz, Pennsylvania; a trust company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Farmers First Bank.

3. Citizens Bank of Southern Pennsylvania, 35 North Carlisle Street, Greencastle, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

4. First Susquehanna Bank & Trust, 400 Market Street, Sunbury, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

5. WNB Bank, 329 Pine Street, Williamsport, Pennsylvania; a bank and trust company organized under the Pennsylvania Banking Code of 1965.

6. *Farmers & Merchants Bank and Trust, 59 West Washington Street, Hagerstown, Maryland; a bank and trust company organized under the Maryland Banking Code.

7. First American Bank of Pennsylvania, 140 East Main Street, Everett, Pennsylvania, a bank and trust company organized under the Pennsylvania Banking Code of 1965.

8. *Equity Bank, 8000 Sagemore Drive, Suite 8101, Marlton, New Jersey; a bank and trust company organized under the New Jersey Banking Code and a wholly-owned subsidiary of Susquehanna Bancshares East, Inc.

9. *Susquehanna Bank, 100 West Road, Towson, Maryland; a bank and trust company organized under the Maryland Banking Code and a wholly-owned subsidiary of Susquehanna Bancshares South, Inc.

10. Susquehanna Mortgage Corporation, 10075 Red Run Boulevard, Suite 500, Owings Mills, Maryland, a mortgage company organized under the laws of the State of Maryland and a wholly-owned subsidiary of Susquehanna Bank

11. Atlantic First Title Company, 100 West Road, Towson, Maryland, a title company organized under the laws of the State of Maryland and a wholly-owned subsidiary of Susquehanna Bank.

12. Susquebanc Lease Co., 2 Market Square, Manheim, Pennsylvania, a company organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Susque-Bancshares Leasing Co., Inc.

13. Susque-Bancshares Life Insurance Company, Phoenix, Arizona; an insurance company organized under the laws of the State of Arizona.

14. The Addis Group, Inc., 2300 Renaissance Boulevard, King of Prussia, Pennsylvania, a property and casualty insurance brokerage organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Susquehanna Acquisition, LLC.

15. Boston Service Company, Inc. (t/a Hann Financial Service Corp.), One Centre Drive, Jamesburg, New Jersey, a consumer automobile finance company.

16. Valley Forge Asset Management Corp., 120 South Warner Road, King of Prussia, Pennsylvania, an asset management company.